UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 3, 2010

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director.

On February 4, 2010, the Board of Directors of Verizon Communications Inc. (Verizon) elected Rodney E. Slater as a Director, effective March 5, 2010. As a director, Mr. Slater will participate in the compensation program applicable to all directors, which is described under the heading “Non-Employee Director Compensation” in Verizon’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on March 23, 2009.

Compensation Related Actions.

On February 3, 2010, the Human Resources Committee of Verizon’s Board of Directors decided that it will no longer extend the terms of any outstanding Verizon executive employment agreement. In addition, each of the outstanding executive employment agreements will be amended to eliminate the tax gross-up payment that is currently provided under the terms of the agreement with respect to excise tax liability under Internal Revenue Code Section 280G. As a result, no Verizon executive will be eligible for any excise tax gross-up payments and all of Verizon’s outstanding executive employment agreements will expire by their terms at the end of the remaining portion of the applicable two-year term provided for under such agreements. Eligibility for any separation benefits provided under these agreements will also expire at the end of the applicable term. Each of Verizon’s named executive officers, other than the Chairman and Chief Executive Officer, has an outstanding employment agreement that is impacted by this decision.

In connection with the decision by the Committee to not renew the terms of the outstanding employment agreements and to eliminate the Section 280G excise tax gross-up, on February 4, 2010, the Committee recommended and the Board approved the adoption of the Verizon Senior Manager Severance Plan (the Plan). The Committee believes that maintaining a competitive level of separation benefits is appropriate as part of an overall program designed to attract and retain the highest quality management team. Senior managers of the Company will be eligible to participate in the Plan, which is consistent with the severance plan for all other management employees.

Under the Plan, to the extent the participant has been involuntarily terminated without cause or, in the case of a named executive officer, to the extent that the independent members of the Board determine that there has been a qualifying separation, the participant will be eligible to receive a lump-sum cash separation payment equal to a multiple of their base salary and target short-term incentive opportunity, along with continuing healthcare coverage for the applicable severance period. A named executive officer will be eligible to receive a cash separation payment equal to two times the sum of the executive’s base salary and target short-term incentive opportunity. Other senior manager participants in the Plan will be eligible to receive a cash separation payment equal to between 0.75 and 2 times their base salary and target short-term incentive opportunity depending on their position at the time of their separation from employment. In order to be eligible for any severance benefits provided under the terms of the Plan, participants must execute a release satisfactory to Verizon and agree not to compete or interfere with any Verizon business for a specified period of time after separation from employment. No severance benefits will be provided under the Plan to the extent a participant is eligible for severance benefits under another arrangement or agreement.

Mr. Seidenberg, Verizon’s Chairman and Chief Executive Officer, does not have an employment agreement, and he is not eligible to participate in the Plan or to receive any other cash separation payments from the Company upon his termination from service.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date:	February 9, 2010	/s/ William L. Horton, Jr.
William L. Horton, Jr.
Senior Vice President, Deputy General Counsel and Corporate Secretary